Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:             Martha Fleming, Steve Brolly

Fidelity Southern Corporation (404) 240-1504

Fidelity Southern Corporation Announces

$60 Million Secondary Offering of Common Stock

Atlanta, GA, June 4, 2013—Fidelity Southern Corporation (NASDAQ: LION) (“Fidelity Southern” or the “Company”) announced today that it has commenced an underwritten public offering of $60 million of its common stock. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of the shares of common stock sold pursuant to this transaction to cover over-allotments, if any. All of the shares are being offered by the Company.

The Company intends to use the net proceeds from this offering, together with its cash on hand as necessary, to: (i) redeem the $48.2 million in shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program; and (ii) redeem the two series of its fixed rate trust preferred securities with an aggregate outstanding principal amount of $20.5 million, plus an estimated $410 thousand of after-tax redemption premiums. The Company intends to use any remaining net proceeds for general corporate purposes.

Keefe, Bruyette & Woods, a Stifel company, and Robert W. Baird & Co. are the joint book-running managers in the offering. FIG Partners, LLC is acting as co-manager for the offering.

The offering will be made under the Company’s shelf registration statement filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering may only be made by means of a prospectus and a related prospectus supplement. Copies of the prospectus and related prospectus supplement may be obtained from the SEC’s Web site at: www.sec.gov. Alternatively, you may obtain copies of the prospectus and prospectus supplement by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

About Fidelity Southern

Fidelity Southern, through its operating subsidiaries Fidelity Bank and LionMark Insurance company, provides banking services and credit-related insurance products through 32 branches in Georgia and Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located in eleven Southern states. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause Fidelity Southern’s actual results to differ materially from those expressed in such forward-looking statements is included in Fidelity Southern’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and Quarterly Report on Form 10-Q for the period ended March 31, 2013.